Filed Pursuant to Rule 433

Issuer Free Writing Prospectus,

Dated May 4, 2017

Relating to the Preliminary Prospectus Supplement

Dated May 1, 2017

Registration Statement No. 333-216926

Pricing Term Sheet

2,380,953 Shares

Bank of Commerce Holdings

Common Stock

May 4, 2017

This pricing term sheet relates only to the securities described below and should only be read together with Bank of Commerce Holdings’ (the “Company”) preliminary prospectus supplement, subject to completion, dated May 1, 2017 (the “Preliminary Prospectus Supplement”), relating to these securities and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.

Issuer	Bank of Commerce Holdings
Title of Securities	Common Stock
Listing/Symbol	Common stock quoted on the NASDAQ Global Market under the symbol “BOCH.”
Number of Shares Offered	2,380,953 shares
Option to Purchase Additional Shares	357,143 shares
Public Offering Price	$10.50 per share
Trade Date	May 5, 2017
Closing Date	May 10, 2017 (T+3)
Book-Running Manager	Raymond James & Associates, Inc.
Co-Manager	D.A. Davidson & Co.
Changes to the Preliminary Prospectus Supplement

The title of the line item “Total cash and cash equivalents” in the table under the section “Prospectus Supplement Summary—Selected Historical Financial Information” in the Preliminary Prospectus Supplement shall be changed to “Total cash, cash equivalents and investment securities,” without any change to the numbers for this line item or any other changes to the Preliminary Prospectus Supplement. The revised title of this line item, together with its corresponding numbers in the above reference table, are as follows:

	At or for the Three Months Ended March 31, (unaudited)		At or for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands, except per share data)
Total cash, cash equivalents and investment securities	273,850	295,358	274,768	246,121	282,214	311,851	273,905

The Company has filed a registration statement on Form S-3 (File No. 333-216926) (including a prospectus and a related prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for the offering and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company or Raymond James & Associates, Inc. (“Raymond James”), as the representative of the underwriters, will arrange to send you the prospectus and prospectus supplement if you request them by calling Raymond James toll free at 1-800-248-8863.

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